Transfer Agent and Shareholder Services Fee Letter for

the AAMA Funds each a series of

Asset Management Fund

This Transfer Agent and Shareholder Services Fee Letter (this “Fee Letter”), dated May 20, 2025, applies to the Services provided by Ultimus Fund Solutions, LLC (“Ultimus”) to Asset Management Fund (the “Trust”), on behalf of the AAMA Funds listed on Schedule A (individually referred to herein as a “Fund” and collectively as the “Funds”) pursuant to that certain Master Services Agreement dated June 6, 2017, and the Transfer Agent and Shareholder Services Addendum dated June 6, 2017 (the “Agreement”). Capitalized terms used but not defined herein shall have the meanings set forth in the Agreement.

1.	Fees

1.1.	For the Transfer Agent and Shareholder Services provided under the Transfer Agent and Shareholder Services Addendum, Ultimus shall be entitled to receive a fee from the Trust on the first business day following the end of each month, or at such time(s) as Ultimus shall request and the parties hereto shall agree, a fee computed with respect to each Fund as follows:

Annual Fixed Fee
Per Fund	[Intentionally Omitted]
Annual fee per open shareholder account
Shareholder Accounts < 1,500	Included in Fixed Fee
Shareholder Accounts >1,500	[Intentionally Omitted]
IRA Maintenance Fee (if applicable)	[Intentionally Omitted]
Annual fee per closed shareholder account	[Intentionally Omitted]
Annual Fee for Blue Sky Data Feed (direct accounts only)	[Intentionally Omitted]
Web inquiry access (if applicable)
Initial set-up fee	[Intentionally Omitted]
Annual fee (for web inquiry access only)	[Intentionally Omitted]
Annual fee (for web inquiry and transaction access)	[Intentionally Omitted]

1.2.	The Fees are computed daily and payable monthly, along with any out-of-pocket expenses. The Fund agrees to pay all fees within 30 days of receipt of each invoice. Ultimus retains the right to charge interest of 1.5% on any amounts that remain unpaid beyond such 30-day period. Acceptance of such late charge shall in no event constitute a waiver by Ultimus of the Trust’s default or prevent Ultimus from exercising any other rights and remedies available to it.

Ultimus Transfer Agent and Shareholder Services Fee Letter Asset Management Fund – AAMA Funds	Page 1 of 2

2.	Out-Of-Pocket Expenses

Ultimus will assume responsibility for certain out-of-pocket expenses for the funds, up to an annual amount not to exceed $2,500 per fund. These out-of-pocket expenses include costs associated with the preparation of Ultimus’ Service Organization Control 1 Reports (“SOC1 Reports”), toll-free telephone line expenses and shareholder statement and confirm related expenses. If these expenses exceed the agreed upon cap the Fund will be responsible for the additional out-of-pocket expenses.

Ultimus will not be responsible for certain operating expenses, including but not limited to, bank service charges, state registration fees, sales reporting systems and other industry standard transfer agent expenses.

3.	Term

3.1.	Initial Term. This Fee Letter shall continue in effect until the expiration of the Master Services Agreement’s Initial Term (the “Initial Term”).

3.2.	Renewal Terms. Immediately following the Initial Term, this Fee Letter shall automatically renew for successive one-year periods (each a “Renewal Term”).

4.	Fee Increases

Ultimus may annually increase the fees listed above by an amount not to exceed the average annual change for the prior calendar year in the Consumer Price Index for All Urban Consumers - All Items (seasonally unadjusted) (collectively the “CPI-U”)1 plus 1.5%; provided that Ultimus gives 30-day notice of such increase to the Trust by March 1 of the then-current calendar year. The fee increase will take effect on April 1 of the then-current calendar year. Any CPI-U increases not charged in any given year may be included in prospective CPI-U fee increases in future years.

5.	Amendment

The parties may only amend this Fee Letter by written amendment signed by both parties.

The parties duly executed this Transfer Agent and Shareholder Services Fee Letter dated May 20, 2025.

	Asset Management Fund On behalf of all Funds listed on Schedule A to the Master Services Agreement		Ultimus Fund Solutions, LLC

By:	/s/ David Bunstine	By:	/s/ Gary Tenkman
Name:	David Bunstine	Name:	Gary Tenkman
Title:	President	Title:	Chief Executive Officer

[1]	Using 1982-84=100 as a base, unless otherwise noted in reports by the Bureau of Labor Statistics.

Ultimus Transfer Agent and Shareholder Services Fee Letter Asset Management Fund – AAMA Funds	Page 2 of 2

SCHEDULE A

to the

Master Services Agreement

between

Asset Management Fund and

Ultimus Fund Solutions, LLC Dated

June 6, 2017

Fund Portfolio(s)

AAMA Funds

AAMA Equity Fund

AAMA Income Fund

AMF Funds

AMF Large Cap Equity Fund

The parties duly executed this Schedule A dated as of May 20, 2025.

Asset Management Fund on its own behalf and on behalf of the Funds	Ultimus Fund Solutions, LLC

/s/ David Bunstine	/s/ Gary Tenkman
Name: David Bunstine	Name: Gary Tenkman
Title: President	Title: Chief Executive Officer